Exhibit 10.14

CONSULTING AGREEMENT

THIS AGREEMENT, made as of January 17, 2004, between EYE CARE INTERNATIONAL, INC., a Delaware corporation with offices located at 1511 N. Westshore Boulevard, Suite 925, Tampa, Florida 33607 (hereinafter referred to as the “Company”), and Jana Corporation, whose address is 770 SE 19th Avenue, Suite 1, Deerfield Beach, FL 33441, (hereinafter referred to as “Consultant”).
W I T N E S S E T H
WHEREAS, the Company is desirous of entering into an agreement with Consultant that will assure the Company of services of Consultant for an extended period of time; and
WHEREAS, Consultant is willing to enter into such an agreement.
NOW, THEREFORE, intending to be legally bound hereby, it is agreed by and between the parties hereto as follows:
1.          Term and Duties:
(a)          The Company agrees to retain the services of Consultant, and Consultant agrees to provide services as Consultant, in accordance with the terms of this Agreement. The term of this Agreement shall be for yearly periods commencing on the date hereof and continuing for a yearly period thereafter, unless terminated by either party hereto upon thirty (30) days written notice.
(b)          During the term as stated above, Consultant shall provide such services to the Company, as may be requested by the Company; shall cooperate with the management of the Company in the advancement of the Company’s best interests and report directly and be responsible to the Chief Executive Officer (CEO) of the Company. Consultant shall faithfully perform the duties, within his fields of expertise, including, without limitation, advice in connection with development and expansion of the Company’s sales and marketing program and merger and acquisition targets and market public relations and strategies. In consideration for Consultant’s undertaking, Consultant shall be paid four (4) million shares of the Company’s common stock no later than June 30, 2004, and a monthly stipend as may be mutually agreed upon.
Consultant shall provide the services to the Company as set forth hereinabove as an independent contractor.
2.          Non-Competition and Confidentiality:
(a)          Consultant covenants and agrees that neither it nor its employees will, during the term of this Agreement, and for a period three (3) years thereafter, except with the express prior written consent of the Company, directly or indirectly, whether as employee, owner, partner, director or officer, for its own account or for the benefit of any person in a business in competition with the Company or producing, distributing or marketing a product the same as or similar to a product either existing or in the development phase of the Company.
(1)          Solicit, divert or otherwise take away or interfere with any client of the Company, including all clients directly or indirectly produced or generated by Consultant.
(2)          Solicit, divert or induce any of the Company’s employees to leave the Company or to work for Consultant or any person with whom Consultant is connected.
(b)          If any portion of the covenants or agreements contained herein, or the application thereof, is construed to be invalid or unenforceable, then the other portions of such covenant(s) or agreement(s) or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions. If any covenant or agreement herein is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, then the court making such determination shall have the power to reduce the area and/or duration and/or limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.
(c)          Consultant acknowledges that its services to the Company will enable it to obtain confidential information concerning the Company, its affiliates, if any, and information about the trade secrets of the Company and its employees, including but not limited to, the following: customer lists; provider lists; marketing and new product development plans; work in progress by the Company, whether or not developed; operational methods and other business affairs and methods, including plans for future developments, not known or available to the general public (collectively the “Confidential Information”). Consultant further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual and extraordinary character, and that the expertise, reputation and standing of Consultant will be developed and enhanced as a result of the opportunities afforded to Consultant by reasons of its employment by the Company. Accordingly, Consultant agrees that it shall not, during or subsequent to the term of this Agreement, knowingly reveal, divulge or make known to any person (other than the Company or any affiliate of the Company) any of the Confidential Information.
The Consultant shall not use for itself or disclose to others, directly or indirectly, except to its employees on a “need-to-know” basis, any Confidential Information and shall retain any and all Confidential Information acquired or developed by it during the Service Period in the strictest of confidence and in trust for the sole benefit of the Company, its affiliates, if any, and their successors and assigns and shall deliver promptly to the Company upon expiration or termination of this Agreement, or at any other time the Company requests, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the business of the Company, or its customers which Consultant obtained while employed by, or otherwise serving or acting on behalf of the Company and which the Consultant may then possess or have under his control.
For purposes of this Agreement, in addition to the items referred to above as being “Confidential Information,” any document designated by the Company as being “Confidential” shall be automatically deemed to be so, and said election by the Company shall be deemed binding, final and conclusive upon Consultant.
The provisions of this Article 2 shall survive the termination or expiration of this Agreement.
5.          Miscellaneous:
(a)          Indulgences. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege with respect to any occurrence by construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.
(b)          Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of Florida, other than conflicting choice-of-law provisions.

(c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement and the transactions contemplated herein, shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt, or when sent by United States Postal Service registered mail, return receipt requested, postage prepaid, addressed as set forth below:

(1) If to the Company or its Board of Directors:

EYE CARE INTERNATIONAL, INC.
1511 N. Westshore Blvd., Suite 925
Tampa, Florida 33607

Attention: The CEO

(2)	If to the Consultant:

Jana Corporation
770 SE 19th Ave., Suite 1
Deerfield Beach, FL 33441

Attention: Steven Kaye

Any party may change the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.
(d)          Earlier Termination Either party may terminate this Agreement, with or without cause, at any time, by giving the other party thirty days written notice of such termination, the termination date being thirty days following receipt of such notice. The provisions of Paragraph 2 above shall survive termination of this Agreement for any reason.

(e)          Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and it successors and assigns, and shall be binding upon Consultant and its successors in interest.
(f)          Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provisions shall be affected nor rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable, in whole or in part.
(g)          Paragraph Headings. The paragraph headings in this Agreement are for convenience only, and they form no part of this Agreement and shall not affect its interpretation.
(h)          Assignment. This Agreement shall be deemed fully assignable by the Company.
(i)          Each party hereto acknowledges receipt of an executed copy of this Agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.
The foregoing Agreement is subject to the approval of the Company’s Board of Directors.

JANA CORPORATION	EYE CARE INTERNATIONAL, INC.

By: __________________________________	By: ________________________________
Steven Kaye	Clark A. Marcus, President and CEO